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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    von Brendel, William                      Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              CardioGenesis Corporation (CGCP)    (Month/Day/Year)
     (Last)     (First)     (Middle)          08/20/01                   ----------------------------------
                                           ----------------------------  5. Relationship of Reporting        -----------------------
    CardioGenesis Corporation              3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
    26632 Towne Center Drive, Suite 320       Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person (Voluntary)               Director          10% Owner      Applicable Line)
             (Street)                                                    -----            -----                X    Form filed by
                                           ----------------------------    X   Officer           Other       -----  One Reporting
    Foothill Ranch, CA         92610                                     ----- (give      -----  (specify           Person
--------------------------------------                                         title below)      below)             Form filed by
      (City)      (State)      (Zip)                                     Vice President and General Manager, -----  More than One
                                                                         ----------------------------------         Reporting Person
                                                                         International Business Unit
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                                       TABLE I -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    No securities owned
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                     SEC 1473 (7-96)

 F O R M  3  (CONTINUED)                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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No securities owned
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Explanation of Responses:

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                                  /s/ William von Brendel              08/27/01
                                                                                 -----------------------------------  --------------
                                                                                   **Signature of Reporting Person       Date

                                                                                                                     Page 2
                                                                                                                     SEC 1473 (7-96)
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